Exhibit 99

Contact:

Patrick Kane

412-553-7833

Equitable Resources Announces Record Annual Earnings

PITTSBURGH, January 30/PRNewswire-FirstCall/ – Equitable Resources, Inc. (NYSE: EQT) today announced record 2003 annual earnings per diluted share (EPS) from continuing operations before cumulative effect of accounting change of $2.74.  This represents a 16% increase over 2002 EPS from continuing operations before cumulative effect of accounting change of $2.36.

For the fourth quarter 2003, the Company reported EPS of $0.78 compared to fourth quarter 2002 EPS of $0.67.

2003 fourth quarter and full year results includes a $14.0 million capital gain from the sale of Westport Resources shares, an $11.1 million charge related to an impairment of an international investment at NORESCO, and a $2.5 million selling, general and administrative charge (SG&A) related to a change in benefit plans.  The establishment of a community giving foundation and equity earnings from Westport Resources in the first quarter also impacted full year results.  These items are explained in more detail below.

RESULTS BY SEGMENT

Equitable Utilities

Equitable Utilities had operating income of $109.9 million for 2003, compared with $101.9 million for 2002, an 8% increase.  Net revenues for 2003 were $245.1 million compared to $233.4 million in 2002.  Heating degree-days were 5,695 for 2003, which is 8% colder than the 5,258 degree- days recorded in 2002 but 2% warmer than the 30-year norm of 5,829 degree-days.

Total operating expenses for 2003 were $135.2 million compared to $131.5 million in 2002.  The increase was primarily due to early 2003 weather-related charges, primarily related to bad debt and increased maintenance costs.

Operating income for the 2003 fourth quarter was $32.8 million, 9% higher than the $30.0 million earned in the year ago quarter.  Increased storage and commercial margins, partially offset by lower heating related revenues, resulted in a 1% increase in net operating revenues for the quarter.  The fourth quarter 2003 weather was 11% warmer than the prior year and 7% warmer than normal.  Operating expenses in the quarter were 5% lower than the fourth quarter 2002 as a result of ongoing cost reduction initiatives.

Equitable Supply

Equitable Supply recorded operating income of $195.8 million in 2003, 14% higher than the $171.2 million earned in 2002.  Net operating revenues for 2003 were $332.4 million, 15% higher than the 2002 revenues of $289.0 million.  The increase in net operating revenues was primarily the result of a 13% higher average well-head sales price, a 5% increase in equity production volumes, and a 10% increase in revenues from gathering fees.

Operating expenses increased 16% from $117.8 million in 2002 to $136.6 million in 2003 due to higher depreciation, depletion and amortization expense (DD&A), severance taxes, lease operating expense, and gathering and compression expense.  The increase in lease operating expense is primarily related to higher road maintenance costs due to severe weather and flooding, increased property taxes, liability insurance premiums, and other repair and maintenance cost increases, while the increase in gathering and compression expense is mainly attributable to increases in the gathering fees paid to third parties.

(more)

Operating income for the 2003 fourth quarter of $51.0 million compared favorably to the $49.2 million of operating income in the fourth quarter 2002.  The average well-head sales price was 6% higher as compared to the fourth quarter 2002, and equity production sales volumes increased by 4%.  Operating expenses increased to $37.3 million in the fourth quarter 2003 from $33.4 million for the same period last year.  SG&A expense decreased from $9.3 million in the 2002 fourth quarter to $7.9 million in the 2003 fourth quarter as a reduction in legal costs and reserves was partially offset by a $2.0 million loss incurred during the 2003 fourth quarter from the early termination of an uneconomic sales contract.

NORESCO

The NORESCO segment posted 2003 operating income of $16.9 million, compared with $9.8 million earned in 2002.  Net operating revenue for 2003 was $41.0 million, 2% higher than 2002 net operating revenue of  $40.3 million.  Total operating expenses were $24.1 million in 2003 compared with $30.5 million in 2002, which included a $5.3 million Jamaica power plant write-off.  The construction backlog was $134.2 million at year-end, up from $118.2 million at the end of 2002.

NORESCO posted operating income of $5.8 million in the fourth quarter of 2003, compared with $3.1 million in the same period in 2002.  Net revenues were up 39% at $12.8 million in 2003, compared with $9.2 million in the fourth quarter 2002, while total operating expenses were $6.9 million in the fourth quarter 2003, $0.8 million higher than the $6.1 million in the same period 2002.

Fourth quarter 2003 results were negatively impacted by a charge of $11.1 million, or $7.3 million after tax ($0.12 per diluted share), related to the impairment of NORESCO’s investment in Petroelectrica de Panama, LDC, an independent power plant project located in Panama.  NORESCO owns a 45% interest in the project and accounts for this investment under the equity method.  This impairment represents NORESCO’s entire investment in this project.

Other Business

2004 Earnings Guidance

The Company reiterates its previously forecast 2004 earnings of $3.00 to $3.05 per diluted share. This earnings guidance assumes $4.50 per MMbtu average NYMEX natural gas price and normal weather.  Earnings per share are expected to differ from guidance by approximately $0.01 per $0.10 change in average NYMEX gas price and by approximately $0.01 per 100 heating degree days versus normal.

Hedging

Equitable has hedged 50.4 Bcf of 2004 equity sales at an average price of $4.56 per Mcf and 47.5 Bcf of 2005 equity sales at an average price of $4.65 per Mcf.  The average prices are based on a conversion rate of 1.05 MMbtu/Mcf.

Stock Buyback

During the fourth quarter, Equitable repurchased approximately 250,000 shares of EQT stock for a total of 1,432,300 shares for the year.  The number of shares repurchased since October 1998 is approximately 16.7 million out of 18.8 million currently authorized for repurchase.

Westport

Equitable Resources reported $3.6 million, or $2.3 million after tax ($0.04 per diluted Equitable share) in equity earnings from its minority ownership in Westport Resources Corporation during the first quarter 2003.

At the end of the first quarter 2003, Equitable’s ownership position of Westport Resources dropped below 20% as a result of the funding of the Community Giving Foundation described below. As a result, the Company changed the accounting treatment for its investment from the equity method to available for sale securities, effective March 31, 2003.

During the fourth quarter 2003, Equitable sold approximately 1.48 million shares of Westport Resources, resulting in a capital gain of $14.0 million, or $9.2 million after tax ($0.14 per diluted Equitable share).  As of December 31, 2003, Equitable owned 11.53 million shares of Westport Resources.

2003 Capital Expenditures

Equitable invested $221 million in capital projects during 2003.  This included $160 million for Equitable Supply, $60 million for Equitable Utilities, and $1 million for Headquarters and NORESCO.

2004 Capital Expenditures

Equitable forecasts $210 million of capital expenditures for 2004.  This forecast includes $138 million for Equitable Supply, $58 million for Equitable Utilities, and $14 million for Headquarters and NORESCO. The majority of the capital expenditure budget increase at Headquarters is related to the planned move of the Pittsburgh-based office staff from five locations to one new location.

Community Giving Foundation

In the first quarter 2003, Equitable established a community giving foundation to facilitate the Company’s charitable giving program for approximately 10 years.  The foundation was funded through a contribution of 905,000 shares of Westport Resources which reduced earnings by $2.2 million ($0.03 per diluted share), net of a tax benefit of $7.1 million.  Establishment of the foundation reduced the 2003 corporate tax rate from approximately 34% to 32%.

Change in Benefit Plans

In the fourth quarter 2003, the Company froze the pension benefit provided through a defined benefit plan to 344 non-represented employees.  The Company now provides pension benefits to these employees under a defined contribution plan which covers all other non-represented employees of the Company.  As a result of the change, consolidated SG&A expense includes a charge of $2.5 million or $1.7 million after tax ($0.03 per diluted share).

Appalachian Basin Partners

In February 2003, the Company purchased the remaining 31% limited partnership interest in Appalachian Basin Partners, LP (ABP) from the minority interest holders.  As a result, effective February 1, 2003, the Company no longer recognizes minority interest expense associated with ABP, which totaled $7.1 million for the year ended December 31, 2002.

Adoption of Statement of Financial Accounting Standards (SFAS) No. 143

In June 2001, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” (Statement No. 143), which became effective in the first quarter of fiscal 2003.  Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized by the Company at the time the obligation is incurred.  The new rules apply to the plugging and abandonment obligation related to Equitable Supply’s wells.  When the liability is initially recorded, the Company must also capitalize the cost by increasing the carrying amount of the related long-lived asset.  The liability is accreted to its future value through charges to operating expense and the capitalized cost is depreciated over the useful life of the asset.  If the obligation is settled for other than the carrying amount, the Company will recognize a gain or loss upon settlement.  The Company adopted Statement No. 143 on January 1, 2003.  This change in accounting principle resulted in an after-tax charge to earnings of $3.6 million, or $0.06 per diluted share, for the year ended December 31, 2003.

Non-GAAP Financial Measures

Operating income, equity earnings from nonconsolidated investments, and minority interest

The Company reports operating income, equity earnings from nonconsolidated investments, and minority interest by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Operating income (thousands):
Equitable Utilities	$32,791	$30,034	$109,879	$101,929
Equitable Supply	51,009	49,154	195,795	171,202
NORESCO	5,818	3,132	16,931	9,847
Unallocated expenses	(7,715)	(3,875)	(20,388)	(5,407)
Operating Income	$81,903	$78,445	$302,217	$277,571

The following table reconciles equity earnings from nonconsolidated investments by segment as reported in this press release to the consolidated equity earnings from nonconsolidated investments reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Equity earnings from nonconsolidated investments (thousands):
Westport	$—	$(3,834)	$3,614	$(8,476)
Equitable Supply	30	100	431	282
NORESCO	39	2,039	2,470	4,699
Impairment in nonconsolidated investments	(11,059)	—	(11,059)	—
Unallocated	27	(12)	149	32
Total	$(10,963)	$(1,707)	$(4,395)	$(3,463)

The following table reconciles minority interest by segment as reported in this press release to the consolidated minority interest reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Minority interest (thousands):
Equitable Supply	$—	$(1,923)	$(871)	$(7,103)
NORESCO	(265)	—	(542)	—
Total	$(265)	$(1,923)	$(1,413)	$(7,103)

Other segment non-GAAP financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

*****

As previously announced, Equitable’s teleconference with securities analysts at 10:30 a.m. Eastern Time on January 30, 2004 will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural-gas supply, natural-gas transmission and distribution, and leading-edge energy-management services for customers throughout the United States.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides will be updated periodically.

DISCLOSURES IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS 2004 EARNINGS PER DILUTED SHARE OF BETWEEN $3.00 AND $3.05, DELIVERING LOW DOUBLE DIGIT EARNINGS AND DIVIDEND GROWTH, THE IMPACT ON EARNINGS GUIDANCE OF CHANGES IN NYMEX GAS PRICES AND DEVIATIONS FROM NORMAL WEATHER, THE APPROXIMATE VOLUMES AND PRICES OF HEDGES AND FIXED-PRICE CONTRACTS FOR 2004 AND 2005, THE REPURCHASE OF ADDITIONAL COMPANY SHARES, FINANCIAL PERFORMANCE INCLUDING ADDITIONAL IMPAIRMENTS OF INTERNATIONAL PROJECTS, THE CAPITAL BUDGET, THE COMPANY’S ABILITY TO RAISE GATHERING RATES, FUTURE COSTS SAVINGS, OPERATIONAL MATTERS INCLUDING THE SUCCESS OF THE COMPANY’S DRILLING PROGRAM AND EFFECTIVENESS OF AUTOMATION AND METERING, AND REALIZING VALUE FROM THE INVESTMENT IN WESTPORT RESOURCES WITHOUT CAUSING DISRUPTION TO WESTPORT.  THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY’S FORWARD-LOOKING STATEMENTS.  THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, GROWTH AND RESULTS OF THE COMPANY’S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: WEATHER CONDITIONS, COMMODITY PRICES FOR NATURAL GAS AND ASSOCIATED HEDGING ACTIVITIES, INCLUDING CHANGES IN HEDGE POSITIONS, AVAILABILITY AND COST OF FINANCING INCLUDING ACTIONS OF CREDIT RATING AGENCIES, CHANGES IN INTEREST RATES, CHANGES IN TAX LAWS, UNANTICIPATED CURTAILMENTS OR DISRUPTIONS IN PRODUCTION, TIMING AND AVAILABILITY OF REGULATORY AND GOVERNMENTAL APPROVALS, INCLUDING PENDING RATE CASES, THE TIMING AND EXTENT OF THE COMPANY’S SUCCESS IN ACQUIRING UTILITY COMPANIES AND NATURAL GAS PROPERTIES, THE ABILITY OF THE COMPANY TO DISCOVER, DEVELOP AND PRODUCE RESERVES, THE ABILITY OF THE COMPANY TO ACQUIRE AND APPLY TECHNOLOGY TO ITS OPERATIONS, THE IMPACT OF COMPETITIVE FACTORS ON PROFIT MARGINS IN VARIOUS MARKETS IN WHICH THE COMPANY COMPETES, CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND/OR THEIR INTERPRETATION, THE ABILITY OF THE COMPANY TO SUCCESSFULLY COLLECT RECEIVABLES AND NEGOTIATE LABOR CONTRACTS, INCENTIVE PLAN ACCRUALS, REALIZING THE VALUE OF WESTPORT, AND THE LEVEL OF FUTURE SHARE REPURCHASES BY THE COMPANY.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Operating revenues	$300,944	$333,936	$1,047,277	$1,069,068
Cost of sales	131,221	174,492	428,706	506,363
Net operating revenues	169,723	159,444	618,571	562,705

Operating expenses:
Operation and maintenance	20,015	18,601	76,319	73,430
Production and exploration	9,471	7,524	35,687	27,111
Selling, general and administrative	37,830	36,577	126,210	109,825
Impairment of long-lived assets	—	—	—	5,320
Depreciation, depletion and amortization	20,504	18,297	78,138	69,448
Total operating expenses	87,820	80,999	316,354	285,134

Operating income	81,903	78,445	302,217	277,571

Charitable Foundation Contribution	—	—	(9,279)	—
Gain on sale of available for sale securities	13,985	—	13,985	—
Equity (losses) earnings from nonconsolidated investments:
Westport	—	(3,834)	3,614	(8,476)
Impairment in nonconsolidated investments	(11,059)	—	(11,059)	—
Other	96	2,127	3,050	5,013
	(10,963)	(1,707)	(4,395)	(3,463)

Minority interest	(265)	(1,923)	(1,413)	(7,103)

Interest charges	11,308	10,605	45,766	38,787

Income from continuing operations before income taxes and cumulative effect of accounting change	73,352	64,210	255,349	228,218
Income taxes	23,881	21,831	81,792	77,592

Income from continuing operations before cumulative effect of accounting change	49,471	42,379	173,557	150,626
Income from discontinued operations	—	—	—	9,000
Cumulative effect of accounting change, net of tax	—	—	(3,556)	(5,519)

Net income	$49,471	$42,379	$170,001	$154,107

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	62,045	62,396	62,050	62,895
Income from continuing operations before cumulative effect of accounting change	$0.80	$0.68	$2.80	$2.40
Income from discontinued operations	—	—	—	0.14
Cumulative effect of accounting change, net of tax	—	—	(0.06)	(0.09)
Net income	$0.80	$0.68	$2.74	$2.45

Diluted:
Weighted average common shares outstanding	63,310	63,500	63,358	64,016
Income from continuing operations before cumulative effect of accounting change	$0.78	$0.67	$2.74	$2.36
Income from discontinued operations	—	—	—	0.14
Cumulative effect of accounting change, net of tax	—	—	(0.06)	(0.09)
Net income	$0.78	$0.67	$2.68	$2.41

(A)  Due to the seasonal nature of the Company’s natural gas distribution and energy marketing businesses, and the volatility of gas and oil commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

EQUITABLE UTILITIES
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

OPERATIONAL DATA
Heating degree days (30-year average: 4Q= 2,079; YTD=5,829)	1,935	2,182	5,695	5,258

Residential sales and transportation volume (MMcf)	8,088	8,782	27,262	25,646
Commercial and industrial volume (MMcf)	8,233	8,580	28,784	29,920
Total throughput (MMcf) – Distribution	16,321	17,362	56,046	55,566
Total throughput (MMbtu) – Pipeline	18,327	13,472	72,988	70,197
Total throughput (MMbtu) – Marketing	13,662	44,469	40,430	169,942

Net operating revenues (thousands):
Distribution
Residential	$30,356	$32,623	$109,821	$105,323
Commercial & industrial	14,469	15,342	50,660	46,846
Other	1,126	946	4,705	3,924
Pipeline	15,140	15,068	52,926	56,675
Marketing	7,535	3,701	27,011	20,639
	$68,626	$67,680	$245,123	$233,407

Operating expenses as a % of net operating revenues	52.22%	55.62%	55.17%	56.33%

Net marketed gas revenues/MMbtu – marketing	$0.5515	$0.0832	$0.6681	$0.1214

Operating income (thousands):
Distribution	$19,259	$21,211	$63,093	$60,021
Pipeline	6,938	6,332	22,415	25,378
Marketing	6,594	2,491	24,371	16,530
Total	$32,791	$30,034	$109,879	$101,929

Capital expenditures (thousands)	$19,315	$22,018	$60,414	$70,188

FINANCIAL DATA (Thousands)
Utility revenues	$124,796	$116,914	$408,110	$343,847
Marketing revenues	59,800	135,151	205,258	410,426
Total operating revenues	184,596	252,065	613,368	754,273

Utility purchased gas costs	63,705	52,935	189,998	131,079
Marketing purchased gas costs	52,265	131,450	178,247	389,787
Net operating revenues	68,626	67,680	245,123	233,407

Operating expenses:
Operating and maintenance expense	12,835	13,036	51,208	50,335
Selling, general and administrative expense	15,725	17,697	56,453	54,249
Depreciation, depletion and amortization	7,275	6,913	27,583	26,894
Total operating expenses	35,835	37,646	135,244	131,478

Operating income	$32,791	$30,034	$109,879	$101,929

EQUITABLE SUPPLY
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

OPERATIONAL DATA
Total operated volumes (MMcfe)	23,963	23,630	92,538	91,793
Capital expenditures (thousands)	$49,908	$41,931	$160,327	$147,461

Production:
Net equity sales, natural gas and equivalents (MMcfe)	13,302	12,779	50,227	47,640
Average (well-head) sales price ($/Mcfe)	$4.22	$3.93	$4.10	$3.53

Monetized sales (MMcfe)	3,549	3,549	14,079	14,079
Average (well-head) sales price ($/Mcfe)	$3.24	$3.28	$3.23	$3.27

Average net equity and monetized (well-head) sales price ($/Mcfe)	$4.01	$3.79	$3.91	$3.47

Company usage, line loss (MMcfe)	1,446	1,485	5,501	6,216

Lease operating expense excluding severance tax ($/Mcfe)	$0.33	$0.26	$0.31	$0.27
Severance tax ($/Mcfe)	$0.18	$0.15	$0.19	$0.12
Production depletion ($/Mcfe)	$0.49	$0.41	$0.49	$0.40

Gathering:
Gathered volumes (MMcfe)	33,679	33,323	126,674	123,581
Average gathering fee ($/Mcfe)	$0.53	$0.52	$0.55	$0.51
Gathering and compression expense ($/Mcfe)	$0.21	$0.17	$0.20	$0.19
Gathering and compression depreciation ($/Mcfe)	$0.09	$0.09	$0.09	$0.09

(in thousands)
Production operating income	$45,526	$43,902	$172,384	$151,289
Gathering operating income	$5,483	$5,252	$23,411	$19,913
Total	$51,009	$49,154	$195,795	$171,202

Production depletion	$9,009	$7,252	$33,911	$26,970
Gathering and compression depreciation	2,945	3,084	11,711	11,594
Other depreciation, depletion and amortization	830	604	3,126	2,147
Total depreciation, depletion and amortization	$12,784	$10,940	$48,748	$40,711

FINANCIAL DATA (Thousands)
Production revenues:
Net equity sales	$56,118	$50,182	$206,116	$168,225
Monetized sales	11,494	11,629	45,542	46,000
Other revenue	2,833	3,438	10,949	11,488
Total production revenues	$70,445	$65,249	$262,607	$225,713

Gathering revenues	$17,895	$17,281	$69,827	$63,279
Total revenues	88,340	82,530	332,434	288,992

Operating expenses:
Lease operating expense excluding severance taxes	5,957	4,607	21,454	18,141
Severance tax	3,323	2,698	13,409	8,123
Land and leasehold maintenance	191	219	824	847
Gathering and compression expense	7,179	5,565	25,110	23,095
Selling, general and administrative	7,897	9,347	27,094	26,873
Depreciation, depletion and amortization	12,784	10,940	48,748	40,711
Total operating expenses	37,331	33,376	136,639	117,790

Operating income	$51,009	$49,154	$195,795	$171,202

Equity earnings from nonconsolidated investments	$30	$100	$431	$282
Minority interest	$—	$(1,923)	$(871)	$(7,103)

NORESCO
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$134,195	$118,224	$134,195	$118,224
Construction completed (thousands)	$22,424	$38,126	$109,150	$126,949

Gross profit margin	30.9%	17.1%	24.0%	21.2%
SG&A as a % of revenue	16.0%	10.6%	13.3%	12.4%

Capital expenditures (thousands)	$60	$63	$307	$698

FINANCIAL DATA (Thousands)
Energy service contract revenues	$41,226	$53,965	$170,703	$190,107
Energy service contract costs	28,469	44,731	129,689	149,801
Net operating revenues (gross profit margin)	12,757	9,234	41,014	40,306

Operating expenses:
Selling, general and administrative expenses	6,609	5,732	22,667	23,521
Impairment of long-lived assets	—	—	—	5,320
Depreciation and depletion	330	370	1,416	1,618
Total operating expenses	6,939	6,102	24,083	30,459

Operating income	$5,818	$3,132	$16,931	$9,847

Equity earnings from nonconsolidated investments	39	2,039	2,470	4,699
Impairment in nonconsolidated investments	(11,059)	—	(11,059)	—
Minority Interest	(265)	—	(542)	—